As filed with the Securities and Exchange Commission on October 23, 2025

1933 Act File No. 333-282688

1940 Act File No. 811-23166

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]
Pre-Effective Amendment No.
Post-Effective Amendment No. 2	[X]

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]
Amendment No. 28	[X]

RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

Exact Name of Registrant as Specified in Charter

360 South Rosemary Avenue, Suite 1420

West Palm Beach, FL 33401

Address of Principal Executive Offices

(561) 484-7185

Registrant’s Telephone Number, including Area Code

Marcus L. Collins, Esq.

RiverNorth Capital Management, LLC

360 South Rosemary Avenue, Suite 1420

West Palm Beach, FL 33401

Name and Address of Agent for Service

Copies of Communications to:

Joshua B. Deringer

Faegre Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, PA 19103-6996

(215) 988-2700

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box [  ]

If any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered in connection with dividend or interest reinvestment plans, check the following box [X]

If this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto, check the following box [X]

If this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box [  ]

It is proposed that this filing will become effective (check appropriate box):

[  ] when declared effective pursuant to section 8(c)

If appropriate, check the following box:

[  ] This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

[  ] This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ________.

[  ] This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _______.

[X] This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: 333-282688.

Check each box that appropriately characterizes the Registrant:

[X] Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (the “Investment Company Act”)).

[ ] Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

[  ] Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

[X] A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

[  ] Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

[  ] Emerging Growth Company (as defined by Rule 12b-2 under the Securities and Exchange Act of 1934).

[  ] If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

[  ] New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 under the Securities Act of 1933, as amended (“Securities Act”) and Post-Effective Amendment No. 27 under the Investment Company Act of 1940, as amended, to the Registration Statement on Form N-2 (File Nos. 333-282688 and 811-23166) of the RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act, solely for the purpose of filing Exhibits d.1, d.2, k.15 and l.6 to the Registration Statement. No changes have been made to Parts A, B or C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 2 consists only of the facing page, this explanatory note and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 2 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C - OTHER INFORMATION

Item 25: Financial Statements and Exhibits

2.	Exhibits:

a.1	Articles of Incorporation. Filed on July 1, 2016 as Exhibit a to Registrant’s Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

a.2	Articles of Amendment and Restatement. Filed on August 29, 2016 as Exhibit a to Registrant’s Registration Statement on Form N-2 (File No. 333-212400) and incorporated herein by reference.

a.3	Articles Supplementary Establishing and Fixing the Rights and Preferences of Perpetual Preferred Shares as of October 19, 2020. Filed on October 19, 2020 as Exhibit (a)(3) to Registrant’s Registration Statement on Form N-2 (File No. 333-230320) and incorporated herein by reference.

a.4	Articles Supplementary increasing the number of authorized shares of Perpetual Preferred Stock. Filed on November 18, 2021 in Post-Effective Amendment No. 1 as Exhibit a.4 to Registrant’s Registration Statement on Form N-2 (File No. 333-260203) and incorporated herein by reference.

a.5	Articles Supplementary Establishing and Fixing the Rights and Preferences of Series B Perpetual Preferred Shares. Filed on November 18, 2021 in Post-Effective Amendment No. 1 as Exhibit a.5 to Registrant’s Registration Statement on Form N-2 (File No. 333-260203) and incorporated herein by reference.

a.6	Articles Supplementary Establishing and Fixing the Rights and Preferences of Series C Perpetual Preferred Shares. Filed on October 31, 2024 in Post-Effective Amendment No. 4 as Exhibit a.6 to Registrant’s Registration Statement on Form N-2 (File No. 333-260203) and incorporated herein by reference.

b.	By-Laws of Fund. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit b to Registrant’s Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

c.	None.

d.1.	Form of Subscription Certificate for Rights Offering.*

d.2.	Form of Notice of Guaranteed Delivery for Rights Offering.*

e.	Dividend Reinvestment Plan. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit e to Registrant’s Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

f.	None.

g.1	Form of Management Agreement between Registrant and RiverNorth Capital Management, LLC. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit g.1 to Registrant’s Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

g.2	Form of Subadvisory Agreement. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit g.2 to Registrant’s Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

h.1	Distribution Agreement between Registrant and ALPS Distributors, Inc. Filed on May 21, 2025 in Post-Effective Amendment No. 1 as Exhibit h.1 to Registrant’s Registration Statement on Form N-2 (File No. 333-282688) and incorporated herein by reference.

h.2	Sub-Placement Agent Agreement between ALPS Distributors, Inc. and UBS Securities LLC. Filed on May 21, 2025 in Post-Effective Amendment No. 1 as Exhibit h.2 to Registrant’s Registration Statement on Form N-2 (File No. 333-282688) and incorporated herein by reference.

i.	None.

j.1	Master Custodian Agreement. Filed on September 3, 2020 in Post-Effective Amendment No. 2 as Exhibit j.1 to Registrant’s Registration Statement on Form N-2 (File No. 333-230320) and incorporated herein by reference.

j.2	Letter Agreement incorporating the Custody Agreement as of December 6, 2019, between Registrant and State Street Bank and Trust Company. Filed on September 3, 2020 in Post-Effective Amendment No. 2 as Exhibit j.2 to Registrant’s Registration Statement on Form N-2 (File No. 333-230320) and incorporated herein by reference.

j.3	Custody Agreement between Registrant and Millennium Trust Company. Filed on October 17, 2024 in Pre-Effective Amendment No. 1 as Exhibit j.3 to Registrant’s Registration Statement on Form N-2 (File No. 333-282688) and incorporated herein by reference.

k.l	Administration, Bookkeeping and Pricing Services Agreement between Registrant and ALPS Fund Services, Inc. Filed on September 3, 2020 in Post-Effective Amendment No. 2 as Exhibit k.1 to Registrant’s Registration Statement on Form N-2 (File No. 333-230320) and incorporated herein by reference.

k.2	Amendment No. 1 to Administration, Bookkeeping and Pricing Services Agreement between Registrant and ALPS Fund Services, Inc. Filed on December 4, 2020 in Post-Effective Amendment No. 6 as Exhibit k.2 to Registrant’s Registration Statement on Form N-2 (File No. 333-230320) and incorporated herein by reference.

k.3	Agency Agreement with DST Systems, Inc. Filed on September 3, 2020 in Post-Effective Amendment No. 2 as Exhibit k.7 to Registrant’s Registration Statement on Form N-2 (File No. 333-230320) and incorporated herein by reference.

k.4	Adoption Agreement incorporating the Agency Agreement as of December 2, 2019, between Registrant and DST Systems, Inc. Filed on September 3, 2020 in Post-Effective Amendment No. 2 as Exhibit k.8 to Registrant’s Registration Statement on Form N-2 (File No. 333-230320) and incorporated herein by reference.

k.5	Adoption Agreement incorporating the Agency Agreement as of October 23, 2020, between Registrant and DST Systems, Inc. Filed on November 23, 2020 in Post-Effective Amendment No. 5 as Exhibit k.8 to Registrant’s Registration Statement on Form N-2 (File No. 333-230320) and incorporated herein by reference.

k.6	Adoption Agreement incorporating the Agency Agreement between Registrant and DST Systems, Inc. Filed on December 29, 2021 in Post-Effective Amendment No. 2 as Exhibit k.9 to Registrant’s Registration Statement on Form N-2 (File No. 333-260203) and incorporated herein by reference.

k.7	Franklin Rule 12d1-4 Fund of Funds Investment Agreement. Filed on August 25, 2022 as Exhibit k.12 to Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 (File No. 333-260203) and incorporated herein by reference.

k.8	BlackRock Closed-End Funds Rule 12d1-4 Fund of Funds Agreement. Filed on August 25, 2022 as Exhibit k.13 to Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 (File No. 333-260203) and incorporated herein by reference.

k.9	Nuveen Closed-End Funds Rule 12d1-4 Investment Agreement. Filed on August 25, 2022 as Exhibit k.14 to Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 (File No. 333-260203) and incorporated herein by reference.

k.10	Voya Fund of Funds Investment Agreement. Filed on August 25, 2022 as Exhibit k.15 to Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 (File No. 333-260203) and incorporated herein by reference.

k.11	Credit Agreement with BNP Paribas. Filed on October 17, 2024 in Pre-Effective Amendment No. 1 as Exhibit k.11 to Registrant’s Registration Statement on Form N-2 (File No. 333-282688) and incorporated herein by reference.

k.12	Clough Rule 12d1-4 Fund of Funds Investment Agreement dated September 9, 2024. Filed on February 20, 2025 in Pre-Effective Amendment No. 2 as Exhibit K.13 to Registrant’s Registration Statement on Form N-2 (File No. 333-282688) and incorporated herein by reference.

k.13

Invesco Rule 12d1-4 Fund of Funds Investment Agreement dated September 9, 2024. Filed on February 20, 2025 in Pre-Effective Amendment No. 2 as Exhibit K.14 to Registrant’s Registration Statement on Form N-2 (File No. 333-282688) and incorporated herein by reference.

k.14

Virtus Rule 12d1-4 Fund of Funds Investment Agreement dated September 9, 2024. Filed on February 20, 2025 in Pre-Effective Amendment No. 2 as Exhibit K.15 to Registrant’s Registration Statement on Form N-2 (File No. 333-282688) and incorporated herein by reference.

k.15	Subscription Agent and Information Agent Agreement.*

l.1	Opinion and consent of Shapiro Sher Guinot & Sandler, P.A. Filed on October 17, 2024 in Pre-Effective Amendment No. 1 as Exhibit l.1 to Registrant’s Registration Statement on Form N-2 (File No. 333-282688) and incorporated herein by reference.

l.2	Opinion and consent of Faegre Drinker Biddle & Reath LLP. Filed on October 17, 2024 in Pre-Effective Amendment No. 1 as Exhibit l.2 to Registrant’s Registration Statement on Form N-2 (File No. 333-282688) and incorporated herein by reference.

l.3	Opinion and consent of Shapiro Sher Guinot & Sandler, P.A. with respect to legality of the 4.375% Series A Cumulative Preferred Stock. Filed on October 19, 2020 as Exhibit l.2 to Registrant’s Registration Statement on Form N-2 (File No. 333-230320) and incorporated herein by reference.

l.4	Opinion and Consent of Shapiro Sher Guinot & Sandler, P.A. with respect to the legality of the 4.75% Series B Cumulative Preferred Stock. Filed on November 18, 2021 in Post-Effective Amendment No. 1 as Exhibit l.4 to Registrant’s Registration Statement on Form N-2 (File No. 333-260203) and incorporated herein by reference.

l.5	Opinion and Consent of Shapiro Sher Guinot & Sandler, P.A. with respect to the legality of the 6.00% Series C Cumulative Preferred Stock. Filed on October 31, 2024 in Post-Effective Amendment No. 4 as Exhibit l.5 to Registrant’s Registration Statement on Form N-2 (File No. 333-260203) and incorporated herein by reference.

l.6	Consent of Faegre Drinker Biddle & Reath LLP.*

m.	None.

n.1	Consent of KPMG LLP. Filed on March 21, 2025 in Pre-Effective Amendment No. 3 as Exhibit n.1 to Registrant’s Registration Statement on Form N-2 (File No. 333-282688) and incorporated herein by reference.

n.2	Consent of Cohen & Company, Ltd. Filed on March 21, 2025 in Pre-Effective Amendment No. 3 as Exhibit n.2 to Registrant’s Registration Statement on Form N-2 (File No. 333-282688) and incorporated herein by reference.

o.	None.

p.	Subscription Agreement. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit p to Registrant’s Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

q.	None.

r. l	Code of Ethics of Registrant and RiverNorth Capital Management, LLC. Filed on August 15, 2024 as Exhibit r.1 to Registrant’s Registration Statement on Form N-2 (File No. 333-282688) and incorporated herein by reference.

r.2	Code of Ethics of DoubleLine Capital LP. Filed on September 3, 2020 in Post-Effective Amendment No. 2 as Exhibit r.2 to Registrant’s Registration Statement on Form N-2 (File No. 333-230320) and incorporated herein by reference.

s.	Calculation of Filing Fees Table. Filed on August 15, 2024 as Exhibit s to Registrant’s Registration Statement on Form N-2 (File No. 333-282688) and incorporated herein by reference.

t.	Powers of Attorney. Filed on August 15, 2024 as Exhibit t to Registrant’s Registration Statement on Form N-2 (File No. 333-282688) and incorporated herein by reference.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of West Palm Beach, and State of Florida, on the 23rd day of October, 2025.

RIVERNORTH/DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC.

By:	/s/ Patrick W. Galley
Patrick W. Galley, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature		Title		Date
By:	/s/ Patrick W. Galley	President (Principal Executive Officer)		October 23, 2025
Patrick W. Galley
By:	/s/ Jonathan M. Mohrhardt	Chief Financial Officer and Treasurer (Principal Financial Officer/ Principal Accounting Officer)		October 23, 2025
Jonathan M. Mohrhardt
By:	/s/ Patrick W. Galley	Chairman of the Board and Director		October 23, 2025
Patrick W. Galley
John K. Carter(1)		Director	By:	/s/ Patrick W. Galley
Lisa B. Mougin(1)		Director		Patrick W. Galley
David M. Swanson(1)		Director		Attorney-In-Fact
Jerry Raio(1)		Director		October 23, 2025
J. Wayne Hutchens(1)		Director

(1)	Original powers of attorney authorizing Joshua B. Deringer, David L. Williams and Patrick W. Galley to execute Registrant’s Registration Statement, and Amendments thereto, for the directors of the Registrant on whose behalf this Registration Statement were previously executed and were filed on August 15, 2024 as Exhibit t to the Registrant’s Registration Statement on Form N-2 (File No. 333-282688).

INDEX TO EXHIBITS

d.1	Form of Subscription Certificate for Rights Offering.
d.2	Form of Notice of Guaranteed Delivery for Rights Offering.
k.15	Subscription Agent and Information Agent Agreement.
l.6	Consent of Faegre Drinker Biddle & Reath LLP